CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION OF XSUNX, INC.

The undersigned President and Secretary of XSUNX, INC., a Colorado corporation (the “Corporation”) does hereby certify that:

The Shareholders of said corporation holding at least a majority of the voting power provided written consent of stockholders in lieu of a special meeting of the Corporation on June 28, 2013, adopting resolutions approved by the Board of Directors to amend the Articles of Incorporation, as follows:

ARTICLE IV

ARTICLE IV Section 1 is hereby amended as follows:

Section 1. Classes and Shares Authorized.  The authorized capital stock of the corporation shall be 2,000,000,000  shares of Common Stock no par value and 50,000,000  shares of Preferred Stock, $.01 par value.

The amendments to the Articles of Incorporation were approved by the Board of Directors on June 27, 2013.

XSUNX, INC.

Date Filed: August 19, 2013	By:	/s/ Tom M. Djokovich
Tom M. Djokovich, President and Secretary

WRITTEN CONSENT OF STOCKHOLDERS IN LIEU OF A SPECIAL MEETING OF XSUNX, INC.

A Colorado Corporation

The undersigned, being stockholder(s) of XSUNX, INC., a Colorado corporation ("Company"), does hereby consent, in writing, to the adoption of the following resolution:

Approval of Actions

NOW THEREFORE, the holder(s) listed and signatory hereto below representing the majority of stockholder(s) of the Company, (“Majority Stockholders”), of record, holding 14,493,000 shares of the Company's common stock and 5,000 shares of the Company’s Series A Preferred stock representing the voting equivalent of 239,851,377 shares of common stock or approximately 63% of the Company's voting stock, hereby approve an amendment to Article 4, Section 1 of the Company’s articles of incorporation (the “Amendment”) to (i) increase the authorized shares of Common Stock from 500,000,000 shares, no par value, to 2,000,000,000 shares, no par value.

FURTHER RESOLVED, that the actions of the officers of the Company heretofore performed in furtherance of the above resolution, be, and hereby are, approved, ratified and adopted in full.

IN WITNESS WHEREOF, the undersigned have executed this written consent as of the date hereof pursuant to applicable provisions of the Colorado Corporations Code.

Effective as of the 1st day of July 2013.

By: /s/ Tom M. Djokovich

Tom M. Djokovich, stockholder

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